October 30, 2012	FOR IMMEDIATE RELEASE

Media Contact: Tania Kelley

Hennessy Advisors, Inc.

7250 Redwood Blvd., Suite 200

Novato, CA 94945

Phone: 800-966-4354, 415-899-1555

Hennessy Advisors, Inc. Declares Quarterly Dividend

Novato, CA - Hennessy Advisors, Inc. (OTCBB:HNNA ) The Board of Directors of Hennessy Advisors, Inc. today declared a quarterly dividend of $0.03125 per share to be paid on December 7, 2012 to shareholders of record as of November 14, 2012.

“On the heels of our successful acquisition of the FBR Funds, we are pleased to continue to bring good news to our shareholders. Today that good news is in the form of the announcement of our dividend,” said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. “ The Board of Hennessy Advisors, Inc. along with the entire team at Hennessy is convinced that this recent acquisition and the slow, but steady economic recovery will continue to bolster the strong underlying fundamentals of our company and we remain committed to building shareholder value for every Hennessy investor,” added Mr. Hennessy.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.